Exhibit 99.1

Alfi, Inc. Announces Pricing of $15.5 Million Initial Public Offering and Nasdaq Listing

MIAMI BEACH, FL / ACCESSWIRE / May 3, 2021 / Alfi, Inc. ("Alfi" or the "Company"), an AI enterprise SaaS platform company, powering computer vision with machine learning models to allow content publishers and brand owners to deliver interactive, intelligent information without violating user privacy, today announced the pricing of a firm underwritten public offering of 3,731,344 shares of common stock and warrants to purchase 3,731,344 shares of common stock at a public offering price of $4.15 per share and warrant for aggregate gross proceeds of approximately $15.5 million, prior to deducting underwriting discounts, commissions, and other offering expenses and excluding any exercise of the underwriters’ option to purchase any additional securities as described herein. In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 559,701 shares and 559,701 warrants at the public offering price less the underwriting discounts and commissions. The offering is expected to close on or about May 6, 2021, subject to satisfaction of customary closing conditions.

The Company has received approval to list its common stock and warrants on the Nasdaq Capital Market, with its common stock trading under the symbol “ALF” and the warrants trading under the symbol “ALFIW”, with trading expected to begin on May 4, 2021. Each warrant is exercisable for one share of common stock at an exercise price of $4.57 per share and will expire five years from the date of issuance.

Kingswood Capital Markets, division of Benchmark Investments, Inc., is acting as sole book-running manager for the offering. Revere Securities LLC and WestPark Capital, Inc. are acting as co-managers for the offering.

The Securities and Exchange Commission ("SEC") declared effective a registration statement on Form S-1 relating to these securities on May 3, 2021. A final prospectus relating to this offering will be filed with the SEC. The offering is being made only by means of a prospectus, copies of which may be obtained, when available, from: Kingswood Capital Markets, a division of Benchmark Investments Inc., 17 Battery Place, Suite 625, New York, NY 10004, Attention: Syndicate Department, or via email at syndicate@kingswoodcm.com or telephone at (212) 404-7002.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alfi, Inc.

Alfi, Inc., led by Paul Pereira, provides solutions that bring transparency and accountability to the digital out of home advertising marketplace. Since 2018, Alfi, Inc. has been developing its platform that uses artificial intelligence and machine learning to deliver targeted advertising in an ethical and privacy-conscious manner.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company's initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Alfi Inc. Company Contact

Dennis McIntosh

Chief Financial Officer

d.mcintosh@getalfi.com

Alfi Inc. Investor Relations

TraDigital Marketing Group, Inc.

Kevin McGrath

+1-646-418-7002

kevin@tradigitalir.com